Exhibit 99.B(d)(79)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Wellington Management Company, LLP

Dated November 12, 2003, as amended May 31, 2006, December 7, 2006, June 30, 2009 and June 25, 2014

SEI INSTITUTIONAL MANAGED TRUST

Enhanced Income Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Wellington Management Company, LLP

Dated November 12, 2003, as amended May 31, 2006, December 7, 2006, June 30, 2009 and June 25, 2014

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

[REDACTED]

SEI Investments Management Corporation	Wellington Management Company, LLP

By:	By:
/s/ Stephen Beinhacker	/s/ David K. Eikenberry

Name:	Name:
Stephen Beinhacker	David K. Eikenberry

Title:	Title:
Vice President	Senior Vice President